                                                                    Exhibit 5.01

                     [On the letterhead of Allen & Gledhill]

26 July 2004

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123


Dear Sirs

Flextronics International Ltd. (the "COMPANY")
Registration Statement On Form S-3

1. We refer to the Registration Statement on Form S-3 (File No. 333-89944) (the "REGISTRATION STATEMENT") filed by the Company with the Securities and Exchange Commission on 6 June 2002, as amended on 28 August 2002, in connection with the Company's proposed issuance and sale, from time to time, of (i) debt securities, which may be secured or unsecured, senior or subordinated and which may or may not be convertible into ordinary shares of S$0.01 each ("Ordinary Shares") in the capital of the Company, (ii) Ordinary Shares and (iii) warrants for the purchase of debt securities or Ordinary Shares. You have advised us that the Ordinary Shares to which the Registration Statement relates (the "Registration Shares") may be sold from time to time on a delayed or continuous basis as set forth in the Registration Statement, the Prospectus contained therein and the supplements to the Prospectus.

2. This opinion is rendered in connection with the offer, issue and sale in the United States of America (the "OFFERING") of up to 24,330,900 new Ordinary Shares (the "OFFERING SHARES"), which are being offered by Citigroup Global Markets Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc. and RBC Capital Markets Corporation (together the "Underwriters"), pursuant to the Underwriting Agreement (the "AGREEMENT") dated 22 July 2004 made between (1) the Company, and (2) Citigroup Global Markets Inc. and Banc of America Securities LLC, as representatives of the Underwriters. We have assumed that the Offering Shares comprise part of the Registration Shares.

3.    For the purpose of rendering this opinion, we have examined:

      3.1 a copy of the signed Agreement as provided to us by electronic mail on 26 July 2004;

      3.2 the Registration Statement as provided to us by electronic mail on 26 July 2004, including a Prospectus (the "PROSPECTUS") dated 28 August 2004 and as provided to us by electronic mail on 26 July 2004;

      3.3 the Prospectus Supplement (to the Prospectus) dated 23 July 2004 (the "PROSPECTUS SUPPLEMENT") relating to the Offering Shares filed with the Securities and Exchange Commission on or about 26 July 2004 and as provided to us by electronic mail on 26 July 2004;

      3.4 copies of all resolutions of the Board of Directors of the Company and of the shareholders of the Company passed since the date of incorporation of the Company up to 22 July 2004 relating to the authorisation for the issue of and the allotment and issue of the shares in the capital of the Company (the "COMPANY'S RESOLUTIONS");

      3.5 the final form of the resolutions of the Board of Directors of the Company passed on 22 July 2004 (the "COMPANY'S BOARD RESOLUTIONS") relating to the authorisation for the issue of and the allotment and issue of the Offering Shares, as provided to us by electronic mail on 24 July 2004; and

      3.6 such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

4.    We have assumed:

      4.1 that the Agreement has been executed by each of the parties expressed to be a party thereto in the form examined by us for the purpose of rendering this opinion, duly and properly completed;

      4.2 the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

      4.3 the correctness of all facts stated in the Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement (other than those which are the subject of our opinion below);

      4.4 that copies of the Company's Resolutions and the Company's Board Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Company's Resolutions and the Company's Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Company's Resolutions or the Company's Board Resolutions;

      4.5 that the total issued and paid-up share capital of the Company consequent upon the issue by the Company of the Offering Shares on 28 July 2004 pursuant to the Agreement will not exceed the authorised share capital of the Company as at 28 July 2004;

      4.6 that the Offering Shares will be duly offered, sold and delivered in accordance with the terms of the Agreement and, in particular, the selling restrictions referred to in paragraph 5 below have been and will be complied with in all respects; and

      4.7 that the Company's Board Resolutions have been passed and signed in the form provided to us by electronic mail on 24 July 2004.

5. We have advised that, as no prospectus in connection with the Offering has been registered with the Monetary Authority of Singapore, the Prospectus, the Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Offering Shares may not be circulated or distributed, nor may the Offering Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, (i) to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Offering

      Shares to the public in Singapore or (ii) to the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under the applicable provisions of Singapore laws and to persons to whom the Offering Shares may be offered or sold under such exemption.

6. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the proposed allotment and issue of the Offering Shares pursuant to the Agreement. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

7. Based on the foregoing, we are of the opinion that the Offering Shares to be allotted and issued by the Company in accordance with the Agreement against payment of the agreed consideration therefor in accordance with the provisions of the Agreement will, upon the issue of share certificate representing such Offering Shares in accordance with the Articles of Association of the Company, be validly issued, fully-paid and non-assessable. The term "non-assessable" as used in this opinion means under Singapore laws, that the Offering Shares when allotted and issued would be fully paid up and the persons to whom the Offering Shares are issued would be under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Offering Shares.

8. We consent to the filing of this opinion as Exhibit 5.1 to the Company's Form 8-K dated 22 July 2004, to the incorporation by reference of this opinion into the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein and the Prospectus Supplement related thereto.


Yours faithfully

/s/ Allen & Gledhill



                                       3